[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.1

CLINICAL TRIAL COLLABORATION AGREEMENT

This Clinical Trial Collaboration Agreement (this “Agreement”) is made and entered into as of April 18, 2013 (the “Effective Date”) between ARCA biopharma, Inc., a Delaware corporation (hereinafter “ARCA”), and Medtronic, Inc., a Delaware corporation (hereinafter “Medtronic”).

INTRODUCTION

A. ARCA is a drug development company, with capabilities related to the clinical development of cardiovascular drugs, the efficacy and safety of which for patients may be improved through the use of genetic biomarkers.

B. ARCA is developing the Drug Product and is planning to conduct the GENETIC-AF Trial as the next clinical study of the Drug Product, which will include the Phase 2B Study (as such terms are hereinafter defined).

C. Medtronic is a leader in the field of developing and commercializing medical device technology, including the Reveal device, as hereinafter defined.

D. ARCA desires to collaborate with Medtronic and utilize Medtronic’s capabilities in cardiac monitoring and analysis, including use of the Reveal device in the Phase 2B Study, and Medtronic is interested in obtaining additional clinical cardiac monitoring data, including data on the use of the Reveal device in the Phase 2B Study;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the terms defined in this Article I shall have the following meanings. Definitions are not dependent on whether a defined term is used in its singular or plural form. Use of the singular includes the plural and vice versa, unless the context requires otherwise.

“Act” means the U.S. Food, Drug and Cosmetic Act, as amended, 21 U.S.C. 301 et. seq., and the regulations promulgated thereunder.

“AF Burden” means the amount of time the heart is in atrial fibrillation, regardless of whether the patient is symptomatic.

“Affiliate” means, with respect to any Party, any corporation or other entity that, directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under common control with such party, or has the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed if one Party owns, either of record or beneficially, more than 50% of the voting stock of any other Party, at the applicable time during the term of this Agreement. When used in this definition the word “control” is not intended to be a form of the defined term “Controlled”.

“ARCA Field” means the field of pharmaceutical therapeutics, including any companion genetic diagnostic which is indicated for use with a pharmaceutical therapeutic.

“Bankruptcy Event” means the occurrence of any of the following: voluntary or involuntary proceedings by or against such Party are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such Party makes an assignment for the benefit of its creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter.

“Bucindolol” means the beta-adrenergic-receptor antagonist having the chemical formula bucindolol HCL (oral)2-{2-hydroxy-3{{2-(3-indolyl)-1, 1-dimethylethyl}amino}propxy}-benzonit, and its racemates, isomers, prodrugs, active metabolites, analogs and any pharmaceutically acceptable salt or complex thereof.

“CareLink” or the “CareLink System” means Medtronic’s proprietary remote monitoring service that provides secure access to data from patients who have certain Medtronic cardiac medical device implants, including Reveal, that is currently marketed by Medtronic under the CareLink® trademark.

“CareLink Data” means data received by CareLink from the Medtronic Devices implanted in the patients in GENETIC-AF who are enrolled in CareLink, including information measuring AF Burden, for the applicable Data Collection Period.

“Change of Control” means an event as a result of which the holders of the outstanding voting securities of a Party or the Persons with the power to direct or cause the direction of the management and policies of a Party as of the Effective Date of this Agreement cease to own a majority of the outstanding voting securities of such Party or the power to direct or cause the direction of the management and policies of such Party. When used in this definition the word “control” is not intended to be a form of the defined term “Controlled”.

“Controlled” means the legal authority or right of a Party hereto to grant a license or sublicense of intellectual property rights to another Party hereto, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, infringing upon the intellectual property rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

“CRMA Services” means the collection and analysis by Medtronic pursuant to Sections 5.1-5.3 of this Agreement of cardiac rhythm data collected from patients while they are enrolled in the Phase 2B or Phase 3 portion of the GENETIC-AF trial through the use of Medtronic Devices implanted by physicians.

“Data Collection Period” means the period during which the Protocol requires the CRMA Services to collect data for the patients.

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[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“De-identify” and “De-identification” mean removal of information that identifies individuals in a manner that conforms with the standard in Section 164.514 (a) of the HIPAA Privacy Rule.

“Drug Product” means any pharmaceutical preparation in finished dosage form containing Bucindolol for administration to human patients.

“Drug Product Application” means the application needed to obtain Drug Product Approval in any particular country or jurisdiction in the world, such as an NDA.

“Drug Product Approval” means the regulatory approval of the Drug Product by a regulatory authority in any country , such as the approval by the FDA of a NDA for the Drug Product.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“GENETIC-AF” means the Phase 3 clinical trial described in Section 2.1.

“Governmental Authority” means any applicable federal, state, local or other governmental body with jurisdiction over the applicable subject matter.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 and the regulations promulgated thereunder.

“ICD” means implantable cardioverter defibrillator.

“Know-How” means all proprietary material and information including data, clinical data, technical information, know-how, experience, inventions, discoveries, trade secrets, compositions of matter and methods, process, techniques, products, materials and compositions.

“Medtronic Device” means a Reveal or a Medtronic CRT or ICD with atrial leads.

“Medtronic Field” means the field relating to electrical monitoring and implanted medical devices for humans and animals.

“NDA” means a New Drug Application for marketing approval of the Drug Product, filed with the FDA.

“Party” means ARCA or Medtronic, and “Parties” means ARCA and Medtronic.

“Patents” means all existing patents and patent applications and all patent applications hereafter filed, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Phase 2B Study” means the initial Phase 2 portion of the GENETIC-AF trial.

“Phase 3 Portion” means the continuation of the GENETIC-AF trial beyond 200 patients enrolled, up to approximately 620 patients enrolled.

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[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Primary Publication” means publication of trial results for the first time, in contrast to review articles.

“Protocol” means the protocol for the Phase 2B Study a summary of which is attached hereto as Appendix A, as amended from time to time in the manner provided for in this Agreement.

“Regulatory Approval” means any and all approvals, clearances or other authorizations of the FDA necessary for the commercial sale of Drug Product for human use in the United States.

“Regulatory Authority” means any Governmental Authority with jurisdiction over drug products or medical devices intended for human use in the United States, including in the United States, the FDA.

“Reveal” means Medtronic’s REVEAL®XT implantable cardiac monitor, and next generation equivalent product.

“Steering Committee” means the steering committee established pursuant to section 5.6.

“Territory” means world-wide.

“Third Party” means any person or entity that is not a Party or an Affiliate of any Party to this Agreement.

“Trial Sponsors” means Third Parties that may provide financing for the GENETIC-AF trial, including the United States Department of Veterans Affairs, the National Institutes of Health, or commercial pharmaceutical companies.

ARTICLE II

CONDUCT OF STUDY

2.1 GENETIC-AF Clinical Trial Background.

ARCA intends to conduct one or more clinical trials of the Drug Product. GENETIC-AF is the first clinical trial, which is anticipated to be a 620-patient, Phase 3 study comparing the Drug Product to metoprolol CR/XL for prevention of atrial fibrillation, post-cardioversion, in patients with heart failure and reduced left ventricular ejection fraction (“HFREF”), the protocol summary for which is attached hereto as Appendix A. GENETIC-AF is planned as an adaptive design, according to which it will be initiated as a Phase 2b study in approximately 200 HFREF patients and will measure AF Burden as a clinical endpoint in all of those patients, through the use of implanted insertable cardiac monitors, ICD’s or cardiac resynchronization therapy devices (the “Phase 2B Study”). GENETIC-AF may be expanded to a Phase 3 study in a total of approximately 620 patients depending on the outcome of the initial Phase 2B Study, as more specifically described in Section 5.4 hereof. Although it is anticipated that GENETIC-AF may have one or more Trial Sponsors in addition to ARCA, [ * ] when permitted under Section 5.1(a) hereof.

2.2 Conduct of GENETIC-AF.

(a) ARCA shall conduct GENETIC-AF at no cost to Medtronic, other than the costs incurred by Medtronic to perform the obligations it assumes in this Agreement. GENETIC-AF shall be conducted in accordance with the requisite approvals of the FDA, and according to the Protocol, provided, that the Protocol may be revised based on the determination of the Steering Committee as a result of FDA guidance or other factors.

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(b) The sponsors of GENETIC-AF shall comply with all applicable laws and regulations governing sponsors of clinical trials and shall be responsible for complying with agreements with the institutions representing the investigative sites, and providing appropriate information to and monitoring of the investigators so that GENETIC-AF is performed by those investigators in conformance with generally accepted standards of good clinical practice, with the Protocol and with all applicable local, state and federal laws and regulations governing the performance of clinical investigations including, but not limited to, the United States Food, Drug and Cosmetic Act and the regulations of the FDA. ARCA shall be responsible for and have the sole authority to conduct all regulatory activities required to secure FDA approval of GENETIC-AF

(c) The sponsors of GENETIC-AF shall be responsible, subject to the responsibilities of the investigators selected and the institutions, and contract research organizations engaged by ARCA, for the conduct of all aspects of GENETIC-AF, including protocol design study management, and data analysis (except for the data analysis Medtronic conducts as part of the CRMA Services. Medtronic, through its participation in the CRMA Committee and the Steering Committee, will provide review of any investigators and institutions involved in the Phase 2B Study and provide site recommendations to ARCA. Additional site support from Medtronic requires prior mutual agreement by ARCA and Medtronic. All compensation of such investigators and institutions shall be the responsibility of ARCA. Except as otherwise set forth in this Agreement relating to Medtronic’s obligations, ARCA shall be responsible for the payment of all costs relating to GENETIC-AF, whether direct or indirect.

(d) ARCA shall include in the informed consents and research authorizations required to be signed by GENETIC-AF participants the appropriate language to permit the Parties to have access to and utilize the data as provided in this Agreement and in compliance with state and federal laws, including HIPAA.

(e) ARCA shall enroll the first patient in the Phase 2B Study no later than December 1, 2014.

ARTICLE III

LICENSE GRANTS

3.1 License in the Medtronic Field. Subject to and in accordance with the other provisions of this Agreement, ARCA hereby grants to Medtronic (and its Affiliates) an exclusive perpetual, worldwide, non-royalty-bearing, and fully paid-up license to use the De-identified Study Data for research and commercial purposes (including, but not limited to regulatory, IP filings, and marketing claims support) in the Medtronic Field.

3.2 License in the ARCA Field. Subject to and in accordance with the other provisions of this Agreement, Medtronic hereby grants to ARCA and its Affiliates an exclusive perpetual, worldwide, non-royalty-bearing, and fully paid-up license to use the CareLink Data for research and commercial purposes (including, but not limited to regulatory, IP filings, and marketing claims support) in the ARCA Field.

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3.3 No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, to any information disclosed to it under this Agreement or under any Patents or Know-How Controlled by the other Party or its Affiliates. The rights granted to Medtronic in this Agreement convey no rights to the development, manufacture, use, sell, offer for sale, importation or any other rights to the Drug Product, which rights are expressly reserved exclusively to ARCA, and shall not interfere with or restrict, in any way, ARCA’s rights, or those of its licensees, to develop, make, have made, perform, use, sell, offer for sale, import or otherwise commercialize the Drug Product. The rights granted to ARCA in this Agreement convey no rights to the development, manufacture, use, sell, offer for sale, importation or any other rights to Reveal, which rights are expressly reserved exclusively to Medtronic, and shall not interfere with or restrict, in any way, Medtronic’s rights, or those of its licensees, to develop, make, have made, perform, use, sell, offer for sale, import or otherwise commercialize Reveal.

3.4 Right of First Refusal. ARCA shall not use the Combined Study Data outside the ARCA Field unless Medtronic first declines to participate with ARCA in the proposed joint activity. ARCA shall give Medtronic written notice of its interest in using the Combined Study Data outside the ARCA Field, which notice shall contain a summary of ARCA’s proposed activity. Medtronic shall promptly respond in writing. Medtronic shall be deemed to have declined to participate if it fails to give ARCA written notice of its interest (“Interest Notice”) no more than 30 days (or such longer period that ARCA may agree to in writing) after ARCA’s notice. In the event that Medtronic provides the Interest Notice, both Parties shall negotiate the terms of a definitive agreement concerning the proposed joint activity in good faith. If the Parties are unable to enter into a definitive agreement for the proposed activity within 60 days after the Interest Notice (or such longer period after the Interest Notice that the parties may agree to in writing), either Party may give written notice terminating the discussions and ARCA shall be free to use the Combined Study Data outside the ARCA Field (but not in the Medtronic Field) for the activity proposed by ARCA.

ARTICLE IV

GENERAL; CRMA COMMITTEE

4.1 CRMA Committee. In accordance with the terms and conditions of this Agreement, the Parties shall consult with a committee (the “CRMA Committee”) which shall be comprised of an equal number of representatives from each of ARCA and Medtronic and which shall oversee the Medtronic-ARCA collaboration and all other activities provided for under this Agreement. The CRMA Committee may have up to eight members and may add, as appropriate, representatives of any Third Party vendor (if any) retained by Medtronic to assist in the CRMA Services under this Agreement. Each of ARCA and Medtronic shall, as soon as practical, notify the other Party in writing of the names of its representative members to the CRMA Committee. The CRMA Committee will be co-chaired by one co-chairperson designated by ARCA and one co-chairperson designated by Medtronic. Members of the CRMA Committee shall serve in such capacities, on such terms and conditions, and for such duration as shall be determined by the Party appointing same. Each Party may designate an alternate member or co-chairperson to serve temporarily in the absence of a permanent member or co-chairperson designated by such Party. Each Party may from time to time change its co-chairperson or its representative members on the CRMA Committee by notifying the other party in writing.

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4.2 Meetings of the CRMA Committee. Unless otherwise agreed by the Parties from time to time, the CRMA Committee will meet at such times and places and with such frequency as determined by the Parties, but no less frequently than annually. The CRMA Committee may conduct meetings in person or by conference telephone or video conference, and may also act without a meeting if approved by each co-chair (or his/her designee). The co-chairs will keep minutes reflecting actions taken at meetings, which the Parties will use their reasonable efforts to cause to be circulated and signed by each co-chair following each meeting. The CRMA Committee may amend or expand upon the foregoing procedures for its internal operation at a meeting of the CRMA Committee or by written agreement of the Committee co-chairs.

4.3 Functions and Powers of the CRMA Committee. The CRMA Committee shall oversee the Medtronic-ARCA collaboration and all other activities provided for under this Agreement, including the following functions:

(a) Coordinate the provision of the CRMA Services by Medtronic for the Phase 2B Study, and the preparation of the Combined Study Data and the provision of the De-identified Study Data;

(b) consult with both Parties on the analysis Medtronic performs on the CareLink Data;

(c) in connection with any regulatory submissions regarding the Drug Product and that 1) involve the CRMA Services, and 2) relate to the Phase 2B Study, the GENETIC-AF Trial, or any submission relating to Regulatory Approval of the Drug Product based on the GENETIC-AF Trial, consult with both Parties concerning the filing and coordinate any input from Medtronic in the filings as necessary or advisable;

(d) coordinate the provision of the CRMA Services for the Phase 3 Portion of GENETIC-AF, if it is conducted.

(e) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

4.4 CRMA Committee Actions or Decisions. Actions or decisions by the CRMA Committee pursuant to the terms of this Agreement shall be taken or made by the unanimous vote of the co-chairpersons of the CRMA Committee.

4.5 Limits of Powers of the CRMA Committee. The CRMA Committee shall only have such powers as are specifically delegated to it hereunder or as the Parties may otherwise agree in writing from time to time. The CRMA Committee is not empowered to take actions that violate this Agreement. For the avoidance of doubt, the CRMA Committee shall not have the authority to modify the Protocol or any of the other powers delegated to the Steering Committee.

4.6 Disputes. If the CRMA Committee fails to reach agreement on a matter before it for consideration, then either Party may by written notice to the other Party invoke the dispute resolution procedure set forth in Article X, unless otherwise indicated in this Agreement.

4.7 Agendas. Each Party will notify the other a reasonable period prior to the date of a meeting of the CRMA Committee, proposing the agenda items it wishes to discuss at such meeting.

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Notwithstanding the foregoing, the CRMA Committee shall be free to consider any matter related to this Agreement which is within the scope of its responsibilities and is brought to its attention by any Party at any meeting.

4.8 Publications. ARCA may publish GENETIC-AF Trial findings. For Primary Publications the design and content will be determined in consultation with the Steering Committee. ARCA will consult with Medtronic regarding publications if CareLink Data is included as part of publication and coordinate timing to permit Medtronic to file applications for appropriate patents if applicable. Such consultation and review period shall not be longer than 45 days. Medtronic may publish findings specific to the Medtronic Field of Use, in consultation with the Steering Committee for Primary Publications. Medtronic will consult with ARCA regarding publications and coordinate timing to permit ARCA to file applications for appropriate patents if applicable. Such consultation and review period shall not be longer than 45 days.

ARTICLE V

PHASE 2B STUDY; CRMA SERVICES

5.1 Phase 2B Study Design; CRMA Services. The Parties shall meet as soon as reasonably practical, but no less than 120 days prior to enrollment of the first patient in the GENETIC-AF trial to discuss the GENETIC-AF trial Protocol and the design of the Phase 2B Study, including a substudy to monitor and analyze AF Burden (the “AF Burden Substudy”). The Parties shall negotiate in good faith to agree on the specific elements of the AF Burden Substudy and the CRMA Services for the AF Burden Substudy to be provided by Medtronic (“AF Burden Substudy Protocol”), which shall be signed by the parties and appended to this Agreement as Appendix B by August 15, 2013. It is not bad faith for Medtronic to refuse to agree to undertake obligations in the AF Burden Substudy Protocol that materially exceed the obligations it agrees to undertake in this Agreement. Unless otherwise agreed- to by the Parties, the Protocol, the AF Burden Substudy Protocol, and the CRMA Services shall contain the relevant elements set forth in this Article V. Once agreed upon by the Parties, the AF Burden Substudy Protocol, and the applicable elements of the GENETIC-AF trial Protocol shall not be varied without the agreement of Medtronic; provided, that the Steering Committee at all times retains discretion over the conduct of GENETIC-AF, including the discretion to make changes to the Protocol, the AF Burden Substudy Protocol, or the conduct of GENETIC-AF whenever it deems such changes advisable for any reason.

(a) Medtronic will use its CareLink System and the Medtronic Devices implanted in patients in the Phase 2B Study to support the collection and analysis of AF burden data from up to 200 patients enrolled in the Phase 2B Study. [ * ] The AF Burden Substudy Protocol will require that the patients in the Phase 2B Study will either have an existing implanted Medtronic Device, or will have a Reveal inserted as part of enrollment in the Phase 2B Study. The AF Burden Substudy Protocol will also require that all patients be enrolled in CareLink. Notwithstanding the foregoing, the AF Burden Substudy Protocol may permit trial participants to have monitoring devices other than the Medtronic Devices (“Competitive Device”) implanted or inserted, if the Medtronic Devices or the CareLink System are not available to patients in the GENETIC-AF Trial without unreasonable delay, due to voluntary or involuntary product recalls,. Medtronic has no obligation to provide CRMA Services in connection with Competitive Devices.

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(b) The investigator nomination criteria will either require that all candidates are CareLink users or attempt to determine which investigators are not CareLink users. If physicians who are not CareLink users are selected to participate in the Phase 2B Study, ARCA shall supply Medtronic with the names of such physicians and the business entity with which they are affiliated as soon as practical. Medtronic shall thereafter offer such investigators who are not current CareLink users Medtronic’s standard CareLink Agreement and Business Associate Agreement, and shall negotiate in good faith to execute such agreements with the investigators.

5.2 The Parties shall agree on an enrollment plan for the Phase 2B Study to ensure that all patients eligible for the study are actively enrolled, including those with existing Medtronic Devices and those willing to have a Reveal device implanted. ARCA, through the Steering Committee, will exercise its best efforts to ensure that enrollment is at a rate likely to result in at least [ * ] of the patients enrolled in the Phase 2B Study having a Reveal device as a means of continuous monitoring (as opposed to another type of Medtronic Device). Eligible patients without a Medtronic Device will be implanted with a Reveal without unreasonable delay, which may result in substantially more than [ * ] of the Phase 2B Study participants receiving a Reveal device. If, in the course of the Phase 2B Study, the Steering Committee concludes for any reason that the [ * ] Reveal device criterion is unable or impractical to be met, the CRMA Committee will determine if it is appropriate to continue the trial at a lower Reveal proportion of the total number of monitoring devices. Medtronic shall ensure that sufficient Reveal devices and patient monitors are reasonably available to all Phase 2B Study sites, in order to meet the [ * ] threshold and avoid unreasonable delay in the enrollment process. In addition, Medtronic shall provide training and technical support for Medtronic Devices, including training relating to insertion and use of Reveals, to the investigators. Medtronic will support the reimbursement process for Reveal and the patient monitors, including insertion, by providing information about reimbursement opportunities to investigators. If reimbursement for the Reveal device and patient monitor is denied for a patient who receives one during enrollment in the Phase 2B Study after the implanting physician has made reasonable efforts and cooperated with Medtronic in pursuit of reimbursement, [ * ], taken in the order of reimbursement denial, by [ * ]. The Parties agree that the payments made by Medtronic hereunder: (a) are consistent with the fair market value of the applicable services and are inclusive of any and all applicable fees, personnel costs, overhead and the like; and (b) have not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the Parties and any third party. The Parties also agree that the payments made by Medtronic described in this Section 5.2 constitute the complete and full compensation owed by Medtronic to ARCA for the work performed under this Agreement and Medtronic shall not be liable to ARCA or to any third party for any other payments which may be associated with this Agreement or with any of the services provided hereunder. ARCA shall provide Medtronic with an invoice along with accompanying documentation, in a form satisfactory to Medtronic, of the contracted implant & physician fees for which payment is sought under this Section 5.2. All fees sought for a given patient shall be included on a single invoice. Medtronic is not required to make any payment to ARCA for any invoice submitted hereunder until it has had the required documentation for at least 30 days, and ARCA shall not submit invoices to Medtronic more often than once every three months.

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5.3 Data and Analysis.

(a) Subject to the CareLink and device settings configured by the physician, Medtronic shall collect and maintain in CareLink all of the CareLink Data for the patients in the Phase 2B Study for the Phase 2B Study Data Collection Period. CareLink does not collect information from devices that are interrogated by a programmer.

(b) The CareLink Data will be retained by CareLink pursuant to Medtronic’s standard CareLink operating procedures and its agreements with the patients’ physicians. Medtronic shall provide ARCA with a copy of the CareLink Data in the standard CareLink format or such other mutually agreed format at the end of the Data Collection Period and other mutually agreed times. Unless Medtronic determines to its satisfaction that it is not needed under applicable law, ARCA and Medtronic shall enter into a mutually agreed Sub Business Associate Agreement (as defined in HIPAA regulations) prior to the transfer to ARCA of CareLink Data that is not De-identified.

(c) Within 60 days after receipt of the CareLink Data from Medtronic, ARCA shall [ * ] merge the CareLink Data with all other hard locked and clean patient-level data that stems from GENETIC-AF (“Combined Study Data”), De-identify a copy of the Combined Study Data (“De-identified Study Data”) and provide a copy of the De-identified Study Data to Medtronic.

(d) As between the Parties, Medtronic owns the CareLink Data, and ARCA owns the Combined Study Data and the De-identified Study Data.

(e) Data will be provided in a mutually agreed format. Medtronic will provide mutually agreed analysis assistance on the CareLink Data.

5.4 GENETIC-AF Phase 3 Portion. If ARCA conducts the Phase 3 Portion of GENETIC-AF, Medtronic shall provide the CRMA Services for the Phase 3 Portion, subject to all the applicable terms and conditions of this Agreement, with the following modifications. ARCA shall seek to enroll at least 100 patients in the Phase 3 Portion who have either existing Medtronic Devices, or are implanted with a Reveal device as part of the enrollment process, but this shall not be a requirement. Medtronic shall ensure that sufficient Reveal devices and patient monitors are reasonably available to all Phase 3 Study sites in order to meet the 100 patient goal and avoid unreasonable delay in the enrollment process. Medtronic will support the reimbursement process for Reveal and the patient monitors, including insertion, in the Phase 3 Portion by providing information about reimbursement opportunities to investigators, [ * ]. Medtronic shall collect and maintain CareLink Data for the Data Collection Period of the Phase 3 Portion, and shall provide a copy of this CareLink Data to ARCA at the end of the Data Collection Period for the Phase 3 Portion. Within 60 days after receipt of the CareLink Data from Medtronic, ARCA shall create Combined Study Data for the Phase 3 Portion and provide a copy of De-identified Study Data for the Phase 3 Portion to Medtronic. At the same time, ARCA shall also provide Medtronic with a copy of De-identified Study Data containing the data from both Phase 2B Study and the Phase 3 Portion unless the De-identified Study Data provided for the Phase 2B Study and Phase 3 Portions are in a format that allows Medtronic to easily and accurately merge the two data sets.

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5.5 Regulatory Process & Approval.

(a) ARCA will, through the CRMA Committee, involve Medtronic in all regulatory communications and actions that implicate Medtronic’s rights and duties under this Agreement, or that implicate the use of Medtronic Devices. Medtronic will consult on the regulatory process related to conducting GENETIC-AF and to a subsequent NDA filed with the FDA for Regulatory Approval of Gencaro based on GENETIC-AF, as reasonably requested by ARCA. The Parties do not believe that an Investigational Device Exemption (“IDE”) will be necessary in order to use Reveal in the Phase 2B Study, and the Protocol shall not be amended in a way that will require use of Reveal in a manner inconsistent with FDA approval of Reveal. Medtronic, however, agrees to file and prosecute any regulatory application or submission that in Medtronic’s sole judgment is required by any Regulatory Authority in order for Medtronic to perform the CRMA Services required by this Agreement.

(b) ARCA will consult with, and allow participation by Medtronic on a reasonable basis regarding the content of any submissions to Regulatory Authorities related to the GENETIC-AF trial or any Drug Product Application to the extent it involves the CRMA Services, Medtronic Devices, or the Medtronic Field of Use, and will provide Medtronic with the opportunity to attend or participate in all substantial contacts, including meetings and conference calls, between ARCA and the FDA and any other Regulatory Authority relating to the CRMA Services Medtronic Devices, or the Medtronic Field of Use. Medtronic will consult with, and allow participation by ARCA on a reasonable basis regarding the content of any submissions to the FDA related to the CRMA Services, and will provide ARCA with the opportunity to attend or participate in all substantial contacts, including meetings and conference calls, between Medtronic and the FDA related to the CRMA Services. Medtronic is responsible for submitting reportable events relating to Medtronic Devices. Notwithstanding the foregoing, each Party shall notify the other Party of any oral or written communications to or from the FDA on matters relating to the CRMA Services, and shall provide the other Party with copies of any such communications reasonably promptly and give the other Party the right to review and participate in any response to any such communications.

5.6 GENETIC-AF Steering Committee. ARCA will create a steering committee to oversee the conduct of GENETIC-AF. The Steering Committee shall approve the GENETIC-AF Protocol, prior to inception of the GENETIC-AF trial, and shall monitor and supervise the progress of GENETIC-AF and ensure that it is conducted in accordance with the principles of good clinical practice and applicable law and regulations. The Steering Committee has discretion over any amendments to the Protocol and over decisions relating to the continuation or termination of GENETIC-AF. Medtronic is entitled to have one representative serve as a non-voting member of the Steering Committee. As a member of the Steering Committee, Medtronic is entitled to consult on and deliberate any proposed changes to the design of GENETIC-AF, and in any other issues which may have an effect on the study’s conduct, outcome, or publication.

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ARTICLE VI

INVENTIONS; CONFIDENTIALITY; PUBLICITY

6.1 Inventions. All information, discoveries, knowledge, experience, processes, procedures, inventions, devices, skills, Know-How, samples, trade secrets, clinical data, designs, formulations, specifications, methods, techniques, technical information, compilations, concepts, developments, inventions and improvements, whether patentable or not, and any associated patent, copyright, trade secret, or other intellectual property rights (“New Inventions”) in the ARCA Field of Use arising from the performance of this Agreement, as well as New Inventions arising from ARCA’s performance of this Agreement and that are made, conceived, developed, or reduced to practice solely by ARCA after complying with Section3.4 (Right of First Refusal), other than New Inventions in the Medtronic Field of Use, shall be owned by ARCA (collectively, the “ARCA Inventions”). All New Inventions in the Medtronic Field of Use arising from the performance of this Agreement, as well as New Inventions arising from Medtronic’s performance of this Agreement and that are made, conceived, developed, or reduced to practice solely by Medtronic, other than New Inventions in the ARCA Field of Use, shall be owned by Medtronic (collectively, the “Medtronic Inventions”). All New Inventions other than ARCA Inventions and Medtronic Inventions arising from the performance of this Agreement and that are made, conceived, developed, or reduced to practice jointly by at least one employee or agent of ARCA and at least one employee or agent of Medtronic (collectively, “Joint Inventions”) shall be jointly owned by the Parties.

6.2 Assignment; Licenses. ARCA shall assign to Medtronic ARCA’s rights to any and all New Inventions in the Medtronic Field that arise out of this Agreement. Medtronic shall assign to ARCA Medtronic’s rights to any and all New Inventions in the ARCA Field arising out of this Agreement. Each Party agrees that it will execute and deliver all assignments and other documents as may be necessary or appropriate to assign its rights to any Joint Inventions to the other Party as contemplated by this Agreement. Subject to the terms and conditions of this Agreement (including the licenses granted hereunder), Medtronic and ARCA shall each retain their respective unrestricted rights to make, have made, use, sell, have sold, and import, respectively, the Medtronic Inventions and the ARCA Inventions.

6.3 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for ten years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information, data and materials, including scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial, and commercial information furnished to it by the other Party pursuant to this Agreement that is designated Confidential in writing by the disclosing Party (collectively, “Confidential Information”). A Party that discloses information orally may designate it as Confidential Information by describing the orally disclosed information and designating it Confidential in writing to the other Party within 10 days after the initial oral disclosure. The CareLink Data is the Confidential Information of Medtronic and the Combined Study Data and De-identified Study Data are the Confidential Information of ARCA, regardless of any failure to hereafter so designate the information as Confidential. Designated information, data and materials are not Confidential Information to the extent that it can be established by the receiving Party that such Confidential Information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party and such receiving Party has documentary evidence to that effect;

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(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e) was independently developed by the receiving Party without use of the Confidential Information of the disclosing Party.

6.4 Authorized Disclosure and Use. Each Party may disclose the other Party’s Confidential Information hereunder to the extent such disclosure is reasonably necessary to exercise its rights and perform its duties under this agreement, and to the extent such disclosure is reasonably necessary in filing or prosecuting Patent applications, prosecuting or defending litigation, or complying with applicable governmental regulations, provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information, it will, except where impracticable for necessary disclosures, give reasonable advance notice to the other Party of such disclosure requirement and will where applicable use its reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed. If disclosure is reasonably necessary to exercise a Party’s rights or perform its duties under this agreement, the disclosing Party shall disclose the minimum necessary information and shall first obtain a confidentiality agreement that protects the information from disclosure and use in a manner inconsistent with this Agreement.

6.5 Survival. This Article VI shall survive the termination or expiration of this Agreement for a period of ten years.

6.6 Publicity. The Parties shall consult and coordinate with each other respecting the text and timing of any publicity, press, or news releases or other public announcements or disclosures prior to issuance thereof regarding the existence or terms of this Agreement and the transactions contemplated hereby; provided, however, that neither Party shall issue any such press releases, announcements or disclosures without the other Party's prior written consent, which may not be unreasonably withheld. Neither Party shall use the name, trademarks, trade name or logo of the other for marketing, advertising, or promotional claims without the prior written consent of the other Party. It is unreasonable to withhold consent to such press releases or public statements or disclosures (such as in annual reports to stockholders or filings with the Securities and Exchange Commission) that are required to comply with applicable laws and regulations.

6.7 Specific Performance. Each Party acknowledges and agrees that disclosure or distribution of the Confidential Information or use of the Confidential Information of the other Party contrary to the terms of this Agreement may cause irreparable harm to the disclosing Party for which damages at law may not provide an adequate remedy and agrees that the provisions of this Article may be specifically enforced and are in addition to any and all other remedies available at law or in equity.

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6.8 Prosecution of ARCA Inventions. ARCA shall retain sole responsibility and discretion for prosecution, maintenance and enforcement of the ARCA Inventions and of Joint Inventions in the ARCA Field, including any Patents relating thereto.

6.9 Prosecution of Medtronic Inventions. Medtronic shall retain sole responsibility and discretion for the prosecution of the Medtronic Inventions and of Joint Inventions in the Medtronic Field, including any Patents relating thereto.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party as follows:

(a) Such Party: (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized; (ii) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (iii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(b) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Party does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(c) All material consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with the execution and delivery and performance of this Agreement have been and shall be obtained.

(d) It’s obligations and responsibilities under this Agreement will be performed in a competent manner in conformance with the standard of care usually and reasonably expected in the performance of such activities, and in compliance with applicable federal, state and local laws, rules and regulations, as interpreted and enforced by Regulatory Authorities. Notwithstanding anything in this Agreement, it shall not have any obligation or responsibility to perform any activity that is contrary to applicable federal, state and local laws, rules and regulations, as interpreted and enforced by Regulatory Authorities.

(e) Neither it nor any of its employees or agents rendering services pursuant to this Agreement is under investigation by any Regulatory Authority, including the FDA, for activities that could form the basis of a debarment action or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a, or any other similar law of any other regulatory authority in the Territory. A Party shall notify the other Party and the CRMA Committee promptly after learning of any inquiry concerning or the commencement of any such proceeding involving such Party or any person or entity related to or involved in such Party’s performance of its obligations under this Agreement.

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(f) If any Regulatory Authority conducts or gives notice to a Party of its intent with respect to any activities under this Agreement to conduct an inspection at any facility of the Party or take any other regulatory action related to any activities under this Agreement, or if the Party becomes aware of any such governmental inspection or other regulatory activity, the Party shall promptly give the other Party and the CRMA Committee notice thereof, including all information pertaining to any such inspections or actions, unless and only to the extent restricted by the governmental or Regulatory Authority or applicable law.

(g) It’s personnel and consultants have, and shall have, all training, licenses, approvals, certifications, immunizations, equipment and information necessary for safely and properly performing its obligations under this Agreement, and it will ensure that all such training, licenses, approvals, certifications, immunizations, equipment and information are properly maintained throughout the conduct of it’s activities under this Agreement.

(h) It is and will remain (and shall use reasonable efforts to ensure any Third Party retained by it as permitted by this Agreement is and will remain) in substantial compliance with regulatory and legal requirements, as interpreted and enforced by Regulatory Authorities.

(i) Neither it nor any of its personnel or any Third Party engaged to perform any activities hereunder have been the subject of an investigation or in research that was terminated, as the term “termination” is used in 21 C.F.R. § 812.3(8), or have been the subject of investigation or have been disqualified under 21 C.F.R. § 312.7, nor have they been subjected to any restrictions or sanctions related to allegations of research or professional misconduct.

ARTICLE VIII

TERM AND TERMINATION

8.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect for five years.

8.2 Termination by Medtronic. This Agreement may be terminated by Medtronic in whole or in part as provided below:

(a) At any time during the term of this Agreement if ARCA materially breaches this Agreement, which breach is not cured within sixty (60) days of written notice thereof from Medtronic.

(b) At any time during the term of this Agreement upon written notice if ARCA becomes subject to a Bankruptcy Event.

(c) Upon at least sixty (60) written notice given after the FDA advises either Party in writing, or issues any written decision, pronouncement, or other communication, including but not limited to letters, emails, website information, final guidance documents, or final rulemaking, either to the Parties, to the public or to Third Parties, which provides a reasonable basis for concluding that the FDA will not allow the GENETIC-AF Trial to enroll or proceed.

(d) Upon written notice if on or after December 1, 2014 the Phase 2B Study has not enrolled its first patient.

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(e) Upon at least 10 days written notice given within thirty days after an action, authorized or unauthorized, is taken by the Steering Committee, (e.g. an amendment of the Protocol) or a regulatory body that materially expands Medtronic’s obligations hereunder beyond those Medtronic voluntarily undertakes by entering into this Agreement.

(f) Upon at least thirty days written notice if the parties do not agree to the AF Burden Substudy Protocol by August 15, 2013.

8.3 Termination by ARCA. This Agreement may be terminated by ARCA in whole or in part as provided below:

(a) At any time during the term of this Agreement if Medtronic materially breaches this Agreement, which breach is not cured within sixty (60) days of written notice thereof from ARCA.

(b) At any time during the term of this Agreement upon written notice if Medtronic becomes and remains subject to a Bankruptcy Event.

(c) At any time during the term of this Agreement upon written notice given by ARCA at least ninety (90) days prior to the effective date of such termination in the event that a claim is made by a Third Party that the performance of the CRMA Services by Medtronic infringes or otherwise violates such Third Party’s intellectual property rights, unless the claim is withdrawn during such ninety (90) day period, or Medtronic agrees to indemnify ARCA for any liability arising from such claim.

(d) Upon sixty (60) days notice from ARCA if ARCA reasonably determines, based on clinical or regulatory considerations, that it cannot enroll or continue the GENETIC-AF Phase 2B or Phase 3 Portion. If ARCA terminates because it determines that it cannot enroll or continue the Phase 3 Portion, ARCA’s obligation to provide Medtronic with the De-identified Study Data from the Phase 2B study will survive termination.

(e) Upon at least thirty days written notice if the parties do not agree to the AF Burden Substudy Protocol by August 15, 2013.

8.4 Effect of Termination.

(a) Upon termination of this Agreement for any reason, each Party shall cooperate with the other Party for an orderly wind-down of the services provided for hereunder. Any termination of this Agreement as provided herein shall not be an exclusive remedy but shall be in addition to any remedies whatsoever that may be available to the terminating party.

(b) Upon any termination or expiration of this Agreement, each Party shall return to the other Party all Information of the other Party in such Party’s Control, except that one copy may be retained solely for archival purposes.

(c) Surviving Rights. Except as expressly modified herein, the obligations and rights of the Parties under Articles I, III, VII through IX, Section 5.3(d), the first sentence of Section 5.5 (a), and Section 6.5 will survive termination or expiration of this Agreement.

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ARTICLE IX

LIMITATION OF LIABILITY

9.1 Limitation of Liability. In no event will either party be liable to the other party for any indirect, special, incidental, consequential, or punitive damages arising out of or in connection with this Agreement.

ARTICLE X

DISPUTE RESOLUTION

10.1 Disputes.

(a) The Parties recognize that disputes may arise from time to time respecting this Agreement and the rights and obligations of the Parties under this Agreement (“Disputes”), and desire to establish the procedures in this Article to facilitate their resolution in an expedient and commercially reasonable manner by mutual cooperation and without resort to litigation.

(b) Except as otherwise provided in this Agreement or agreed by the Parties, Disputes will be resolved as recited in this Article. If the CRMA Committee is still active, Disputes must first be submitted to the CRMA Committee. If the CRMA Committee is unable to resolve such a dispute within thirty (30) days, either Party, by written notice to the other, may have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations:

For Medtronic: For ARCA:	General Manager, CRDM Diagnostics Division Chief Executive Officer of ARCA

In the event the designated executive officers are not able to resolve the Dispute within thirty (30) days after written notice by either Party referring the matter to them as provided herein, either Party may by written notice to the other commence the Arbitration process set forth in Section 10.2 below.

10.2 Arbitration by Expert Panel. Except to the extent otherwise provided in this Agreement or by agreement of the Parties, any Dispute that remains unresolved after going through the process set forth in Section 10.1 above shall be subject to the following alternative dispute resolution process (“Arbitration”):

(a) The Party invoking the Arbitration shall give written notice (“Arbitration Notice”) thereof to the other Party, setting forth in reasonable detail the issues to be resolved. As soon as possible but in any event within fifteen (15) days after such notice is given, each Party will appoint one neutral expert to serve as an arbitrator, and these two arbitrators will as soon as possible but in any event within ten (10) days following delivery of such notice appoint a third neutral expert to serve as the third arbitrator (such three arbitrators, the “Panel”).

(b) The members of the Panel shall be “neutral” in that they are not nor have they been within the previous five years employees or paid consultants of either Party, nor have any other extended familial, close social or other material relation to either Party.

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(c) The Panel shall hold a hearing (the “Hearing”) on the merits of the dispute as soon as possible but in no event more than sixty (60) days following delivery of the Arbitration Notice. The Hearing shall be at a location and time mutually acceptable to the Parties. Each Party may submit one written brief, along with reasonable supporting materials, setting forth the issues of the dispute and a specific suggested resolution requested by such Party, which will be submitted simultaneously to the Panel and the other Party. The Hearing shall take place over a period of no more than two full consecutive business days (or if agreeable to the Panel and the Parties, calendar days) and will follow a reasonable and equitable procedure adopted by the Panel for presentations, questions and answers, and discussions, provided however hearing time shall be allocated equally between the Parties. Within ten (10) days following the Hearing, the Panel will present its decision (“Decision”) in writing, acting with the concurrence of at least two Arbitrators, which will choose the resolution requested by one of the Parties (or if the Panel desires, offers a resolution other than either resolution requested by the Parties), together with a statement in reasonable detail of the reasons therefor. The Panel is not empowered to award punitive damages.

10.3 Disputes About the Arbitration. All disputes relating to the proper execution of the Arbitration (including, without limitation, failure of a Party to comply with the timing or other requirements of the arbitration or the fairness or appropriateness of an arbitrator) shall be finally settled in a binding manner on both Parties by a retired federal court judge or, if not available, some other experienced professional adjudicator or arbitrator appointed by the President or other senior executive of the American Arbitration Association (such retired judge, adjudicator, or arbitrator, a “Referee”) in an expedited hearing not to exceed one full business day (“Referee Hearing”) within fifteen (15) days of invocation in writing by either Party.

10.4 Fees and Costs of the Arbitration. Each Party shall bear its own costs of the Arbitration (including any Referee Hearing), but will share equally for payment of the fees and costs of the Panel and of any Referee.

10.5 Waivers or Alterations to the Dispute Resolution Procedure. The Parties may mutually agree in writing to waive or alter aspects of these Arbitration provisions in any Arbitration. The time limits provided in this Article X may be waived or altered in case of serious hardship or inconvenience on the part of any Arbitrator or Referee, provided that any such waiver or alteration be minimized to the extent possible in accordance with the intent of the Parties at the time of the execution and delivery of this Agreement that the Arbitration procedure yield expedited resolutions. In addition, in the event of any breach or threatened breach of Section 6.3, the nonbreaching Party will be entitled to seek equitable relief in any Federal District Court of competent jurisdiction in addition to its other available legal remedies without submitting such matter to arbitration.

10.6 Arbitration Confidentiality. All aspects of the Arbitration and any Referee Hearing, including the Decision, shall be confidential, and all participants including the Panel and the Referee shall be bound by judicially enforceable obligations of strict confidentiality except to the extent the Parties agree in writing to waive in whole or part such confidentiality.

10.7 Jurisdiction. The Parties agree to accept the jurisdiction of the Federal District Courts for the purposes of enforcing the mandatory arbitration provisions of this Article, including a Decision by a Panel.

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ARTICLE XI

MISCELLANEOUS

11.1 Assignment.

(a) Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that upon prior written notice to the other Party, either Party may assign any of its rights or obligations under this Agreement to any Affiliates of such Party; and to an entity that acquires all or substantially all of the business or assets of ARCA or Medtronic to which this Agreement pertains (including by way of merger, consolidation, reorganization, acquisition, sale or otherwise) and such entity agrees to be bound by the terms and conditions of this Agreement. In any assignment of this Agreement to an Affiliate of a Party, the assigning Party shall remain responsible to be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

(b) Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be null and void and of no effect.

11.2 Costs and Expenses. Except as otherwise provided in this Agreement, or as agreed to from time to time by the Parties, each Party shall bear all of its own costs and expenses, including legal and other advisory fees, incurred in connection with negotiating and performing its respective obligations under this Agreement.

11.3 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or other cause beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure has exerted commercially reasonable efforts to avoid or remedy such force majeure, provided that in no event shall a Party be required to settle any labor dispute or disturbance, provided that the Party claiming a force majeure event promptly gives written notice of the event to the other Party. If a force majeure event remains unresolved for more than 60 days, the other Party may terminate this Agreement upon at least 30 days written notice.

11.4 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.5 No Trademark Rights. No right, express or implied, is granted by the Agreement to use in any manner the name “Medtronic,” “ARCA” or any other trade name or trademarks of the other Party or its Affiliates in connection with the performance of this Agreement.

11.6 Notices. All notices hereunder shall be in writing and shall be deemed given when delivered in one of the following ways: three business days after being mailed by registered or certified mail (return receipt requested), postage prepaid; or the next business day after being sent by express courier service (next business day delivery provided), to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice.

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If to ARCA, addressed to:	ARCA biopharma, Inc.
8001 Arista Place, Suite 430
Broomfield, Colorado 80021
Attention: Chief Executive Officer
Telephone: (720) 940-2100

If to Medtronic, addressed to:	Medtronic, Inc.
8200 Coral Sea Street NE
Mounds View, MN 55112
Attention: General Manager, CRDM Diagnostics
Telephone: 763 526-0216

With a copy to:	Medtronic, Inc.
8200 Coral Sea Street NE (MVC42)
Mounds View, MN 55112
Attn: CRDM Legal Team Leader
Telephone: 763 526-1252

11.7 Waiver. Waiver by either of the Parties of any of their rights or their failure to exercise any remedy shall not be effective unless in writing signed by the waiving Party and shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

11.8 Severability. If any term, covenant, or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant, or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.9 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11 Days. Unless otherwise explicitly stated herein, a reference in this Agreement to a number of days means calendar days. As used in this Agreement, “business day” refers to any day other than a Saturday or Sunday.

11.12 Governing Law. This Agreement, and any dispute or controversy arising out of or relating thereto, shall in all respects be governed by and construed according to the laws of the State of Minnesota (excluding its conflicts of law principles).

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11.13 Entire Agreement. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change of addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

MEDTRONIC, INC., a Minnesota corporation

By:	/s/ Richard L. Clark
Richard L. Clark
Senior Director

ARCA BIOPHARMA, INC., a Delaware corporation

By:	/s/ Michael R. Bristow
Michael Bristow
Chief Executive Officer

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APPENDIX A

GENETIC-AF STUDY

The GENETIC-AF Study shall include the following elements as part of the study protocol; provided, that ARCA may amend Appendix A from time to time as determined by the Steering Committee.

Name of Sponsor/Company ARCA biopharma, Inc.	Name of Test Product Gencaro™	Name of Active Ingredient bucindolol hydrochloride

IND / Protocol Number 16,463 / BUC-CLIN-303	Phase / Indication Phase 2B-3 / Atrial Fibrillation	Version / Date Draft v6 / 10 April 2013

Title of Study: GENETIC-AF: A Genotype-Directed Comparative Effectiveness Trial of Bucindolol and Metoprolol CR/XL for the Prevention of Recurrent Symptomatic Atrial Fibrillation in Patients with Heart Failure.

Study Rationale: Most anti-arrhythmic agents currently approved for the treatment of atrial fibrillation (AF) are either contraindicated or have label warnings for use in heart failure patients due to an increased risk of mortality in this patient population.

Bucindolol hydrochloride (bucindolol) is a nonselective ß-adrenergic receptor (ß-AR) blocking agent with mild vasodilator properties, which was previously studied in the BEST Phase 3 heart failure trial. In a large pharmacogenomic substudy of the BEST trial, two unique pharmacologic properties of bucindolol, sympatholysis and inverse agonism, were shown to interact with adrenergic receptor polymorphisms in such a way that targeting specific genotypes of these variants could improve therapeutic index. Specifically, patients with the ß1389Arg/Arg AR variant had more efficacious treatment responses to bucindolol, as assessed by HF clinical outcomes and the reduction of new onset AF, compared to patients with the ß1389 Gly polymorphism (i.e., Gly carriers).

Metoprolol succinate (metoprolol CR/XL) is a ß1-adrenergic receptor (AR) selective beta blocker indicated for the treatment of stable, symptomatic (NYHA Class II or III) heart failure of ischemic or nonischemic origin. Metoprolol has demonstrated mild efficacy for the prevention of new onset AF in a heart failure patient population and is often used off-label in this setting (Class IIa indication with a “C” level of evidence for AF prevention per ACC/AHA/ESC joint Guidelines). In a previous study, metoprolol decreased the incidence of AF recurrence, compared to placebo, in patients with persistent AF who had recently undergone electrical cardioversion (ECV) to sinus rhythm. In contrast to bucindolol, metoprolol CR/XL does not appear to confer added clinical benefits in patients that possess the ß1389Arg/Arg AR variant.

The goal of the GENETIC-AF trial is to demonstrate the superiority of pharmacogenetically targeted bucindolol compared to metoprolol therapy for the prevention of symptomatic AF in a genotype-defined ß1389Arg/Arg heart failure population with persistent AF that has recently undergone cardioversion to sinus rhythm. The trial utilizes an adaptive design, with initial enrollment of 200 patients who will have their rhythm continuously monitored through inserted or implanted devices to measure AF burden (AFB) in addition to the other study endpoints. If the independent Data Safety Monitoring Committee (DSMB) determines that an efficacy signal favorable to bucindolol has been detected by AFB and/or the primary endpoint, the trial will proceed to full enrollment of approximately 620 patients.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Objectives: The primary objective of this study is to compare the effects of bucindolol hydrochloride (bucindolol) and metoprolol CR/XL on the recurrence of symptomatic AF in patients with chronic heart failure and reduced LV ejection fraction (HFREF) who are ß1389Arg/Arg homozygous and have undergone cardioversion to sinus rhythm.

The secondary objectives of this study are to compare the effects of bucindolol and metoprolol CR/XL on clinical outcomes and other electrocardiograph parameters in patients with HFREF who are ß1389Arg/Arg homozygous and have undergone cardioversion to sinus rhythm, and to assess the effects on rate control in patients who have developed permanent AF.

The safety and tolerability of bucindolol hydrochloride and metoprolol CR/XL will also be evaluated.

Study Design: GENETIC-AF is a double-blind, two-arm, genotype-directed, active-controlled, adaptive-designed, superiority study that compares the effects of bucindolol and metoprolol CR/XL on the time to first event of symptomatic recurrent AF in patients with HFREF who have recently undergone cardioversion to sinus rhythm.

[ * ] Patients will be genotyped for ß1389 AR at screening and those who are ß1389Arg/Arg (~50% of patients) will be eligible for participation in the study.

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The primary endpoint (i.e., time to first event of symptomatic recurrent AF or all-cause mortality) will be assessed during the 24-week follow-up period after the initial cardioversion to stable sinus rhythm. [ * ]

The first 200 patients enrolled will have their cardiac rhythm monitored continuously via a Medtronic implanted device that can measure AFB, which can be previously placed or de novo inserted at the time of enrollment. These devices will record AF burden (AFB), defined as the percent of time a patient is in AF. AFB will be used along with the primary endpoint to provide the DSMB with information relative to the presence or absence of an efficacy signal in the initial patient cohort. If the DSMB determines that an efficacy signal favorable to bucindolol has been detected by AFB and/or the primary endpoint, the trial will proceed to full enrollment of approximately 620 patients. If the DSMB determines that insufficient efficacy has been observed, patients will be instructed to return to the clinic for an end of study visit and the trial will be terminated.

Number of Patients: A total of 200 patients will be enrolled in the Phase 2B stage, and an additional 420 patients will be enrolled in the Phase 3 stage. The ß1389Arg/Arg genotype is expected in approximately 50% of patients. [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Primary Efficacy Endpoint:

•	Time to first event of symptomatic recurrent AF or all-cause mortality during the 24-week follow-up period after cardioversion to stable sinus rhythm.

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[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.